UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Trust For Professional Managers
__________________________________________________________
(Name of Registrant As Specified In Its Charter)

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Alternative Strategies Mutual Fund

Trust for Professional Managers
615 E. Michigan Street
Milwaukee, WI 53202

____________________________
INFORMATION STATEMENT

NOTICE OF SUB-ADVISER CHANGE

This Information Statement is being mailed on or about June 26, 2009 to shareholders of record as of June 15, 2009 (the “Record Date”).  The Information Statement is being provided to shareholders of the Alternative Strategies Mutual Fund, a series of Trust for Professional Managers, 615 E. Michigan St. Milwaukee, WI 53202 (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order dated October 15, 2008 (the “SEC order”) that the Trust and the investment adviser to the Fund, Ascentia Capital Partners, LLC (“Ascentia” or the “Adviser”), received from the Securities and Exchange Commission (the “SEC”).  Under the SEC order, the Adviser may, subject to approval of the Trust’s Board of Trustees (the “Board”), enter into or materially amend sub-advisory agreements without approval of the Fund’s shareholders, provided that an Information Statement about the new sub-advisory agreement is sent to shareholders of the Fund. The Board reviews the Fund’s sub-advisory agreements annually.

This Information Statement is being sent to the shareholders of the Fund to provide them with information about a new investment sub-advisory agreement with Dunham & Associates Investment Counsel, Inc. (“DAIC”), subsequent to the acquisition of Adagio Capital Management, LLC (“Adagio”) an existing sub-adviser for the Fund, by DAIC, that resulted in the automatic termination of the prior sub-advisory agreement with Adagio.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing this Information Statement. One Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO ALTERNATIVE STRATEGIES MUTUAL FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR CALLING (TOLL-FREE) 866-506-7390.

THE ADVISER AND ITS ADVISORY AGREEMENT

Ascentia Capital Partners, LLC, located at 5470 Kietzke Lane, Suite 230, Reno, NV 89511, serves as investment adviser to the Fund. The Adviser entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Trust dated September 20, 2007, to serve as the Investment Adviser to the Fund. The Advisory Agreement was submitted to a vote of, and approved by, the initial shareholder of the Fund on March 3, 2008.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities and, in either case, by a majority of trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement. The Advisory Agreement is terminable without penalty by the Trust on behalf of a Fund, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the Fund or any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives a management fee from the Fund based on the net assets of the Fund and, from this management fee, the Adviser pays sub-advisers a sub-advisory fee. The Adviser currently utilizes four (4) sub-advisers, not all of whom may be currently active in managing the Fund. Under the Advisory Agreement, the Adviser monitors the performance of sub-advisers on an ongoing basis. Factors it considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

The Adviser considers these collectively as “the “Sub-adviser Factors.”  Each sub-adviser serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages the portion of the investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

Prior to March 31, 2009, Adagio served as a sub-adviser to the Fund.  The acquisition of Adagio by DAIC on March 31, 2009 resulted in the automatic termination of the sub-advisory agreement with Adagio (the “Adagio Sub-Advisory Agreement”).  This acquisition of Adagio by DAIC, described further below, is not expected to affect in any way the day-to-day management of the Fund.  In order for DAIC to serve as a sub-adviser to the Fund after the termination of the Adagio Sub-Advisory Agreement, it was necessary for the Adviser to enter into a new sub-advisory agreement with DAIC (the “DAIC Sub-Advisory Agreement”).

At a special meeting of the Board held on March 11, 2009, the Board, including the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) (“Independent Trustees”), unanimously approved the DAIC Sub-Advisory Agreement for the Fund.  The terms and conditions of the DAIC Sub-Advisory Agreement are identical to the terms and conditions of the Adagio Sub-Advisory Agreement, which the Board last reviewed and approved at its Board meeting held on September 20, 2007.  The fees payable to DAIC under the DAIC Sub-Advisory Agreement are identical to those that were previously paid to Adagio, and do not result in an increase in the Fund’s advisory fee levels previously approved by the Fund’s initial shareholder, as set forth herein.

In approving the DAIC Sub-Advisory Agreement, the Board considered the overall fairness of the DAIC Sub-Advisory Agreement and whether the agreement was in the best interest of the Fund. The Board further considered factors it deemed relevant with respect to the Fund, including, as applicable: (1) the nature, quality and extent of the services provided or to be provided by DAIC to the Fund (including the fact that the day-to-day management of the Fund was not expected to be affected by the change in control of Adagio and that the current portfolio manager primarily responsible for the day-to-day management of the portion of the Fund previously allocated to Adagio was not expected to change under the DAIC Sub-Advisory Agreement); (2) the investment performance of DAIC; (3) the costs of the services to be provided and profits to be realized by DAIC and its affiliates from DAIC’s relationship with the Fund; (4) the extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale for the benefit of Fund investors; and (5) comparative services rendered and comparative advisory and sub-advisory fee rates. In considering the sub-advisory agreement, no single factor was determinative of the Board’s decision to approve the DAIC Sub-Advisory Agreement; rather, the Board based its determination on the total mix of information available to it. In addition to the foregoing factors, the Board also discussed whether there would be other benefits received by DAIC, or its affiliates, from DAIC’s relationship with the Fund.

At the March 11, 2009 meeting attended in person by all members of the Board, independent legal counsel to the Independent Trustees reviewed with the Independent Trustees various factors relevant to the Board’s consideration of the DAIC’s Sub-Advisory Agreement and the Board’s legal responsibilities related to such consideration. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, unanimously approved the DAIC Sub-Advisory Agreement:

Nature, Extent and Quality of Services Provided by DAIC:  The Board considered: (i) DAIC's organization; (ii) its favorable history, reputation, qualification and background, as well as the qualifications of its personnel; (iii) the expertise that DAIC offers in providing portfolio management services to other similar portfolios and the performance history of those portfolios; (iv) its proposed investment strategy for the Fund; (v) its long- and short-term performance relative to comparable mutual funds and unmanaged indexes; and (vi) its compliance program. The Board specifically took into account DAIC’s investment process, evaluating how DAIC would compliment the Fund’s existing sub-advisers, Research Affiliates, LLC, REX Capital Advisors, LLC and Sage Capital Management, LLC. The Board also discussed the acceptability of the terms of the DAIC Sub-Advisory Agreement, noting the substantial similarity to the terms of the other Sub-Advisory Agreements. The Board also discussed DAIC’s back-office, compliance and operational capabilities. Based on the foregoing, and based on other information received (both oral and written, including the information on investment performance referenced below) and other considerations, the Board concluded that DAIC was in a position to provide a high quality of services to the Fund.

Investment Performance of DAIC:  For purposes of evaluating the nature, extent and quality of services provided under the DAIC Sub-Advisory Agreement, the Board carefully reviewed DAIC’s strong performance history. In this regard, the Board accorded weight to DAIC’s other similarly managed accounts absolute and relative returns (versus the Fund’s benchmarks) over one- and three-year periods. The Board concluded that, in light of the market conditions, DAIC performed favorably.

Costs of Services Provided:  The Board reviewed the proposed level of sub-advisory fees, noting that the proposed fees would be paid by the Adviser and would not impact the fees paid by the Fund or any other PMC Fund. Additionally, the Board observed that the proposed fee level was comparable to those charged by the Fund’s other sub-advisers. The Board concluded that the proposed DAIC sub-advisory fee was reasonable.

Profitability and Economies of Scale to be Realized:  The Board recognized that, because DAIC’s fees would be paid by the Adviser and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Advisory Agreement, which is expected to be separately considered at a meeting of the Board prior to the expiration of the Advisory Agreement in September, 2009.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT WITH DAIC

Effective January 1, 2009, Dunham Trust Company (“DTC”), a subsidiary of Dunham & Associates Holdings, Inc. (“Dunham Holdings”), acquired 100% of the shares of Adagio Trust Company (“ATC”) (the “Transaction”). Pursuant to the Acquisition Agreement, the merger was consummated through a stock-for-stock exchange in which all of the outstanding shares of common stock of ATC was converted into the right to receive a certain number of newly-created shares of DTC’s Class B Non-Voting Common Stock.  The number of shares to be issued has not yet been calculated and will be based on the book value of each, DTC and ATC, at December 31, 2008 (subject to certain further adjustments and reductions to ATC’s book value as set forth in the Acquisition Agreement). Adagio was the Registered Investment Adviser wholly owned by ATC.  DTC maintained Adagio until Adagio was able to re-execute its advisory agreements with DTC’s affiliate, DAIC. On January 13, 2009, the Board approved the continuation of the Adagio Sub-Advisory Agreement, until the DAIC Sub-Advisory Agreement could be approved and executed at the time of the merger of Adagio into DAIC.  On March 11, 2009, the Board approved the DAIC Sub-Advisory Agreement on behalf on the Fund, effective March 31, 2009.

The terms and conditions of the DAIC Sub-Advisory Agreement are identical to the terms and conditions of the Adagio Sub-Advisory Agreement.  Under the DAIC Sub-Advisory Agreement, as under the Adagio Sub-Advisory Agreement, DAIC will, subject to the direction and control of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets.  As with the Adagio Sub-Advisory Agreement, the DAIC Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Trustees, specifically approves its continuance at least annually, at a meeting called for the purpose of voting on such approval.  The DAIC Sub-Advisory Agreement, as with the Adagio Sub-Advisory Agreement, also can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, DAIC, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the non-terminating party or parties.  Similarly to the Adagio Sub-Advisory Agreement, the DAIC Sub-Advisory Agreement terminates automatically in the event of an assignment.

Under the DAIC Sub-Advisory Agreement, as under the Adagio Sub-Advisory Agreement, DAIC’s fees are based on the assets that DAIC is responsible for managing.  Under the DAIC Sub-Advisory Agreement, as with the Adagio Sub-Advisory Agreement, DAIC’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund.  The fees DAIC receives are included in the Adviser’s advisory fees set forth below.  For its services under the investment advisory agreement with the Trust, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Alternative Strategies Mutual Fund
Fees received by Adviser from Fund	1.95% of average net assets
Fees received by DAIC from Adviser	0.80% of average net assets managed by DAIC

The Adviser has contractually committed to waive its advisory fees or reimburse Fund expenses to the extent necessary to maintain the net operating expense ratio, excluding acquired fund fees and expenses, interest, taxes and extraordinary expenses, of the Fund at 2.75% and 2.50% for Class A and Class I shares, respectively, of the Fund’s average net assets, for at least an initial three-year period ending March 3, 2011.  In addition, the Adviser may voluntarily agree to waive a portion of the fees payable to it above and beyond any amount waived under such agreement.  For the fiscal year ended February 28, 2009, the Fund paid the Adviser $170,632 in advisory fees, of which the Adviser waived $156,549.

INFORMATION REGARDING DAIC

As the sub-adviser to the Fund, DAIC seeks to achieve the Fund’s investment objective of long term capital appreciation with low correlation to broad market indices by using the Fund’s international strategy.  The international strategy is based on the premise that potential superior total returns can be achieved through a disciplined process of purchasing securities of undervalued international companies, including American Depositary Reciepts (“ADRs”), that provide investors with exposure to leading businesses outside of the U.S. and that are currently very attractively priced relative to their economic fundamentals.  ADRs are certificates typically issued by a bank or trust company that represent one or more shares of a foreign stock, or a fraction of a share, and give their holders the right to obtain the securities issued by a foreign company that they represent.  Investments are selected with an intensive fundamental analysis that utilizes a cash flow-based investment framework, and are diversified among Morgan Stanley Capital International Europe, Australasia and Far East Index (“MSCI EAFE”) economic and industry sectors.  An overlay strategy has been designed by the Adviser that works with the international strategy by monitoring and periodically eliminating the primary market exposure of the international strategy.  When the primary market exposure is unfavorable, as determined systematically by the overlay strategy, the Adviser will purchase protective put options equal in aggregate market exposure to the international strategy.  This hedge overlay strategy is designed to be run as a complement to the underlying international strategy, and be used only during adverse market periods to preserve capital by generally eliminating (hedge) market risk (beta) of the international strategy.

DAIC is located at 10251 Vista Sorrento Parkway, Suite 200, San Diego, CA 92121, and is a registered investment adviser. DAIC is also a registered broker-dealer under the Securities Exchange Act of 1934, as amended. DAIC is wholly owned by Dunham & Associates Holdings, located at the same address as DAIC. Jeffrey Dunham owns a controlling 95% interest in Dunham Holdings which represents 100% of the voting shares of Dunham Holdings. DAIC, which was founded in 1985, offers investment advisory services to pension plans, pooled investment vehicles, high-net worth individuals and mutual funds. As of February 28, 2009, DAIC managed over $670 million in investment management accounts assets and in DAIC sponsored mutual funds.

The following table provides information on the principal executive officers and directors of DAIC:
Name and Address*	Title and Principal Occupation
Jeffrey Dunham	Chairman & CEO
Denise Iverson	Chief Financial Officer
James Kearny	Chief Compliance Officer
Salvatore Capizzi	Chief Sales & Marketing Officer
Tamara Wendoll	Chief Operating Officer
* The principal mailing address of each individual is that of DAIC’s principal offices as stated above.

DAIC’s portion of the Fund is co-managed by Mr. David Holmes and Mr. Scott Albright.  Mr. Holmes is Chief Investment Officer, and has been registered with DAIC since February 25, 2009.  Prior to joining DAIC, Mr. Holmes served as President and Chief Investment Officer of Adagio and ATC from 2000 to February 2009.  While at Adagio, Mr. Holmes served as Adagio’s principal portfolio manager.  Mr. Holmes was a Vice President/Portfolio Manager for the Whittier Trust Company, an independent investment management company, from 1995 to 2000.  Mr. Albright is Senior Analyst/Portfolio Manager, and has been registered with DAIC since February 25, 2009.  Prior to joining DAIC, Mr. Albright was employed at ATC and its wholly owned subsidiary Adagio from November 1, 2004 to December 31, 2008 as an Investment Analyst and VP Portfolio Manager.  From mid-2003 to November 2004, Mr. Albright was an associate at Albright Persing & Associates, a Public Accounting Firm headquartered in Reno, Nevada.

Other Investment Companies Advised or Sub-Advised by DAIC.  DAIC currently acts as adviser or sub-adviser to the following registered investment company having similar investment objectives and policies to those of the Fund. The table below also states the approximate size of the fund as of March 31, 2009, the current advisory or sub-advisory fee rate for the fund as a percentage of average daily net assets. DAIC has not waived, reduced or otherwise agreed to reduce its compensation under any contract with the Funds listed in the table below.

Fund	Net Assets as of March 31, 2009	Advisory/Sub-Advisory Fee Rate
Dunham Corp/Gov Bond Fund	$78,298,349	Base Fee: 35bps Fulcrum Fee: +/- 15bps
Dunham High-Yield Bond Fund	$53,911,769	Base Fee: 50bps Fulcrum Fee: +/- 30bps
Dunham Monthly Distribution Fund	$59,501,262	Base Fee: 50bps Fulcrum Fee: +/- 50bps
Dunham Appreciation & Income Fund	$23,812,074	Base Fee: 60bps Fulcrum Fee: +/- 35bps
Dunham Large Cap Value Fund	$31,731,474	Base Fee: 43bps Fulcrum Fee: +/- 43bps
Dunham Real Estate Stock Fund	$6,857,282	Base Fee: 40bps Fulcrum Fee: +/- 40bps
Dunham International Stock Fund	$28,567,471	Base Fee: 65bps Fulcrum Fee: +/- 35bps
Dunham Small Cap Value Fund	$14,423,219	Base Fee: 55bps Fulcrum Fee: +/- 55bps
Dunham Large Cap Growth Fund	$38,129,675	Base Fee: 50bps Fulcrum Fee: +/- 50bps
Dunham Small Cap Growth Fund	$17,727,597	Base Fee: 50bps Fulcrum Fee: +/- 50bps
Dunham Emerging Markets Stock Fund	$9,669,898	Base Fee: 50bps Fulcrum Fee: +/- 50bps

BROKERAGE COMMISSIONS
For the fiscal year ended February 28, 2009, the Fund did not pay brokerage commissions to any affiliated broker.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Quasar Distributors, LLC, a subsidiary of U.S. Bancorp, located at 615 East Michigan, 4th Floor, Milwaukee, WI 53202, serves as the principal underwriter and distributor of the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 N. River Center Drive, Suite 302 Milwaukee, WI  53212 provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent shareholder report is available on request, without charge, by writing to the Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or calling (toll-free) 866-506-7390.

RECORD OF BENEFICIAL OWNERSHIP

As of the Record Date, the following shareholders beneficially owned greater than 5% of the shares of the Fund:

Control Person and Principal Shareholders of the Fund
Name and Address	% Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC For the Benefit of Its Customers PO Box 2052 Jersey City, NJ 07303-2052	31.96%	Record	The Bank of New York Mellon Corporation	NY

JNNV, LLC 1172 S. Dixie Highway 628 Miami, FL 33146-2918	21.32%	Record	N/A	N/A

Warren Trepp 5470 Kietzke Lane, Suite 230 Reno, NV 89511	16.55%	Record	N/A	N/A

Charles Schwab & Co., Inc. For the Benefit of Its Customers 101 Montgomery Street San Francisco, CA 94104-4151	13.86%	Record	N/A	N/A

LPL Financial For the Benefit of Its Customers 9785 Towne Centre Drive San Diego, CA 92121-1968	7.66%	Record	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc. is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions by contacting the Fund in writing at Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 866-506-7390.  Shareholders sharing an address who are currently receiving multiple copies of such documents may request delivery of a single copy by contacting the Fund at the same address or telephone number.